Exhibit 99.1

Contact:
Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
480-586-3357
Heather@InPlayTechnologies.com

InPlay Technologies Announces Financial Results for First Quarter 2007

PHOENIX, Ariz. (May 3, 2007) — InPlay Technologies (NASDAQ: NPLA) today announced financial results for the three months ended March 31, 2007.

Total revenue for the first quarter of 2007 was $9.1 million, up from $1.7 million for the first quarter of 2006. InPlay reported net income for the first quarter of $6.2 million, or $0.54 per share as compared to a net loss of $532,000, or $0.05 per share, for the first quarter of 2006.

Revenue for the quarter included $7.6 million from the sale of its allowed claim against Delphi Automotive Systems, LLC for licensing fees. MagicPoint® revenue was $1.2 million and Duraswitch® non-Delphi revenue was $267,000 for the three months ended March 31, 2007.

Excluding the Delphi revenue, which did not have any raw material costs associated with it, consolidated gross margin was 36 percent for the quarter, including 27 percent for the MagicPoint segment and 75 percent for the Duraswitch segment.

InPlay’s cash position at March 31, 2007 was $9.1 million and the company has no debt.

“During the quarter, we strengthened our balance sheet significantly with the sale of our claim for licensing fees from Delphi,” said Bob Brilon, CEO, InPlay Technologies.

“Our stated strategy for 2007 is to continue to pursue new licensees for our Duraswitch technology and support current licensees in their efforts to win new designs using our patented switch technologies. For our MagicPoint technology, we are targeting top-tier computer OEMs and strategic partners. With digital stream communication, our pen technology offers these partners the opportunity to expand the capabilities of pen input for the tablet PC platform and differentiate their products in the marketplace,” Brilon added.

Conference Call
InPlay Technologies will host a conference call today at 5:00 p.m. Eastern Time. To participate on the live call, analysts and investors should dial 800-257-7087 at least ten minutes prior to the call. To participate on the live call from outside the U.S., dial 303-205-0055. InPlay Technologies will also offer a live and archived webcast of the conference call, accessible from the "Investor" section of the company’s Web site (http://www.inplaytechnologies.com). A telephonic replay of the conference call will also be available through May 5 by dialing 800-405-2236 and entering passcode 11089404#.

About InPlay Technologies
InPlay Technologies develops, markets and licenses proprietary emerging technologies. Working with its licensees and OEM customers, InPlay offers technology solutions that enable innovative designs and improved functionality for electronic products. The company’s MagicPoint® technology is the only digital-based pen-input solution for the rapidly growing tablet PC and mobile computing markets. Its Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches, making it ideal in a wide range of commercial and industrial applications. InPlay is focused on further commercializing these technologies and seeking additional innovative technologies to enhance its portfolio. Visit www.inplaytechnologies.com for more information.

- more -

InPlay Technologies Announces Financial Results for First Quarter 2007 - 2

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding our ability to manage our cash resources, our ability to successfully market our technologies to obtain new licensees and customer projects for our Duraswitch and MagicPoint technologies, and our estimation of the market opportunity for our technologies. Risks and uncertainties that could cause results to differ materially from those projected include changes in orders or timing from our licensees and OEM customers, general changes in demand in the personal computing industry, pricing pressures, component shortages, unanticipated expenses or other unforeseen difficulties related to manufacturing our technologies and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on April 2, 2007. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

# # #

INPLAY TECHNOLOGIES, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006

NET REVENUE:
MagicPoint	$1,168,034	$1,565,369
Duraswitch:
Related party - Delphi	7,631,250	—
Non-related parties	266,971	152,626
Total net revenue	9,066,255	1,717,995

COST OF GOODS SOLD:
MagicPoint	857,373	1,190,016
Duraswitch	66,325	61,768
Total cost of goods sold	923,698	1,251,784

Gross profit	8,142,557	466,211

OPERATING EXPENSES:
Selling, general and administrative	1,483,987	716,778
Research, development and commerical application engineering	338,158	311,899

Total operating expenses	1,822,145	1,028,677

INCOME (LOSS) FROM OPERATIONS	6,320,412	(562,466)

OTHER INCOME - Net	38,582	30,075

INCOME (LOSS) BEFORE INCOME TAXES	$6,358,994	$(532,391)

PROVISION FOR INCOME TAXES	127,180	—

NET INCOME (LOSS)	$6,231,814	$(532,391)

EARNINGS (LOSS) PER SHARE - BASIC	$0.54	$(0.05)

EARNINGS (LOSS) PER SHARE - DILUTED	$0.54	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING,
BASIC	11,502,373	11,481,512
DILUTED	11,559,472	11,481,512

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,123,463	$1,591,312
Accounts receivable	281,540	379,369
Inventory	613,788	1,159,629
Prepaid expenses and other current assets	70,498	190,847
Total current assets	10,089,289	3,321,157

PROPERTY AND EQUIPMENT - Net	470,916	510,167
GOODWILL	1,321,240	1,321,240
PATENTS - Net	1,285,429	1,303,474
OTHER ASSETS	12,258	12,258
TOTAL ASSETS	$13,179,132	$6,468,296

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,012,503	$698,600
Accrued salaries and benefits	496,897	498,090
Accrued purchase commitments	456,000	456,000
Other accrued expenses and other current liabilities	345,735	192,974
Deferred revenue	26,620	25,526
Total current liabilities	2,337,755	1,871,190

LONG-TERM LIABILITIES:
Other non-current liabilities	—	851
Total liabilities	2,337,755	1,872,041

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding in 2007 and 2006	—	—
Common stock, $.001 par value, 40,000,000 shares authorized in 2007 and 2006, 11,504,051 and 11,502,315 shares issued and outstanding in 2007 and 2006, respectively	11,504	11,502
Additional paid-in capital	31,437,742	31,424,436
Accumulated deficit	(20,607,869)	(26,839,683)
Total stockholders' equity	10,841,377	4,596,255
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,179,132	$6,468,296